Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Baldor Electric Company for the registration of common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our reports dated March 3, 2010, with respect to the consolidated financial statements of Baldor Electric Company, and the effectiveness of internal control over financial reporting of Baldor Electric Company, included in its Annual Report (Form 10-K) for the year ended January 2, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Oklahoma City, Oklahoma
August 13, 2010